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                                                                         EXHIBIT 12

                   TRANSAMERICA FINANCE CORPORATION AND SUBSIDIARIES

                   COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                                Years Ended December 31,
                                     _________________________________________________
                                       1995      1994      1993      1992       1991
                                               (Dollar amounts in thousands)
Fixed charges:
  Interest and debt expense .......  $625,346  $485,643  $414,556  $459,518  $ 514,230
  One-third of rent expense .......    14,448    22,398    18,266    20,095     20,966
                                     ________  ________  ________  ________  _________
    Total .........................  $639,794  $508,041  $432,822  $479,613  $ 535,196
                                     ========  ========  ========  ========  =========

Earnings:
  Income (loss) from continuing
    operations before income taxes,
    extraordinary loss on early
    extinguishment of debt in 1993
    and cumulative effect of change
    in accounting for post employ-
    ment benefits other than
    pensions in 1991 ..............  $358,137  $313,793  $218,238  $283,724  $(123,599)
  Fixed charges ...................   639,794   508,041   432,822   479,613    535,196
                                     ________  ________  ________  ________  _________
    Total .........................  $997,931  $821,834  $651,060  $763,337  $ 411,597
                                     ========  ========  ========  ========  =========

Ratio of earnings to fixed
  charges .........................      1.56      1.62      1.50      1.59       0.77
                                         ====      ====      ====      ====       ====

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